Exhibit 21.1

List of Subsidiaries

Subsidiaries	State or Jurisdiction of Incorporation
Business Objects Software Ltd.	Ireland
Business Objects (France) S.A.S.	France
Business Objects (UK) Ltd.	United Kingdom
Business Objects Americas	Delaware
Business Objects Asia Pacific Pte Ltd.	Singapore (India branch office)
Business Objects Australia Pty Ltd.	Australia
Business Objects BeLux S.A./N.V.	Belgium (Luxembourg branch office)
Business Objects Corp.	New Brunswick and United States
Business Objects Data Integration, Inc.	Delaware
Business Objects de Brasil Ltda	Brazil
Business Objects de Mexico S. de R.L. de C.V.	Mexico
Business Objects Deutschland GmbH	Germany
Business Objects Finland Ltd.	Finland
Business Objects Greater China Ltd.	Hong Kong (Beijing representative office)
Business Objects Iberica S.L.	Spain
Business Objects Italia S.p.A.	Italy
Business Objects Japan KK	Japan
Business Objects Korea Ltd.	Korea
Business Objects Malaysia Sdn. Bhd.	Malaysia
Business Objects Nederland B.V.	Netherlands
Business Objects Nordic A.B.	Sweden
Business Objects Option LLC	Delaware
Business Objects Schweiz A.G.	Switzerland
Business Objects Software (Shanghai) Co., Ltd	China
Business Objects South Africa (Proprietary) Ltd.	South Africa
Crystal Decisions (Hong Kong) Limited	Hong Kong (Shanghai representative office)
Crystal Decisions (UK) Ltd.	United Kingdom and Delaware